UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 29, 2007

(Exact name of registrant as specified in its charter)

Delaware	No. 0-33347	91-1957010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dwight D. Eisenhower Building, 110 S. Ferrall Street, Spokane, WA	99202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(509) 534-6200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Ambassadors Group, Inc. (the “Company”) announced today that its board of directors approved the purchase of 1,200,001 shares of the Company’s common stock, at $27.46 per share for a total purchase price of approximately $33.0 million, from Invemed Catalyst Fund, L.P. The board of directors approved this transaction independent from the Company’s current share repurchase program approved by the board of directors in May 2004 and increased in August 2005 and November 2006. The total amount authorized for repurchase under the Company’s share repurchase plan is $25 million. The Company has already repurchased shares for approximately $19.5 million, and approximately $5.5 million remains available for repurchase under the Company’s share repurchase plan.

The agreement between the Company and Invemed Catalyst Fund, L.P. was executed on January 29, 2007. The settlement date is February 1, 2007.

The foregoing summary of the agreement is qualified in its entirety by reference to the full text of the agreement attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1:     Stock Purchase Agreement, dated as of January 29, 2007, by and between Ambassadors Group, Inc. and Invemed Catalyst Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS GROUP, INC.

Date: January 30, 2007	By:	/s/ Chadwick J. Byrd
Chadwick J. Byrd Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of January 29, 2007, by and between Ambassadors Group, Inc. and Invemed Catalyst Fund, L.P.